Exhibit 4.2(k)

KERZNER INTERNATIONAL LIMITED

KERZNER INTERNATIONAL NORTH AMERICA, INC.

As Issuers

8 7/8% Senior Subordinated Notes due 2011

EIGHTH SUPPLEMENTAL INDENTURE

Dated as of September 21, 2005

Supplementing the Indenture dated as of August 14, 2001, among Kerzner International Limited and Kerzner International North America, Inc., as Issuers, the Guarantors named therein and The Bank of New York Trust Company, N.A., as Trustee

THE BANK OF NEW YORK TRUST COMPANY, N.A.

As Trustee

EIGHTH SUPPLEMENTAL INDENTURE dated as of September 21, 2005, among Kerzner International Limited (formerly known as Sun International Hotels Limited), an international business company organized under the laws of the Commonwealth of The Bahamas (the “Company” or “Kerzner International”), Kerzner International North America, Inc. (formerly known as Sun International North America, Inc.), a Delaware corporation and a wholly owned subsidiary of the Company (together with the Company, the “Issuers”), the guarantors named in the Indenture referred to herein (the “Guarantors”) and The Bank of New York Trust Company, N.A. (formerly known as The Bank of New York), as trustee (the “Trustee”), under the Indenture referred to herein.

WHEREAS the Issuers, the Guarantors and the Trustee heretofore executed and delivered an Indenture dated as of August 14, 2001, in respect of the Issuers’ 8 7/8% Senior Subordinated Notes due 2011, as supplemented by the Supplemental Indenture dated September 19, 2001, the Second Supplemental Indenture dated May 20, 2002, the Third Supplemental Indenture dated November 18, 2002, the Fourth Supplemental Indenture dated May 7, 2003, the Fifth Supplemental Indenture dated as of September 10, 2004, the Sixth Supplemental Indenture dated as of March 24, 2005 and the Seventh Supplement Indenture dated as of September 9, 2005 (such indenture, as supplemented, the “Indenture”);

WHEREAS Section 9.2 of the Indenture provides that the Issuers and the Trustee may amend the Indenture with the written consent of the holders of at least a majority in aggregate principal amount of securities then outstanding;

WHEREAS the Issuers desire to amend the Indenture, as set forth in Article I hereof;

WHEREAS the holders of a majority in aggregate principal amount of the securities outstanding have consented to the amendments effected by this Eighth Supplemental Indenture; and

WHEREAS this Eighth Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Issuers.

NOW, THEREFORE, the Issuers, Guarantors and the Trustee agree as follows for the equal and ratable benefit of the Holders of the Securities:

ARTICLE I

Amendments

SECTION 1.01.  Deletion of Certain Covenants.  Each of Section 4.3 (Limitation on Restricted Payments), Section 4.7 (Reports), Section 4.9 (Limitation on Transactions with Affiliates), 4.10 (Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock), Section 4.11 (Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries), Section 4.12 (Limitation on Liens Securing Indebtedness), Section 4.13 (Limitation on Sale of Assets and Subsidiary Stock), Section 4.14 (Limitation on Layering Indebtedness), Section 4.15 (Limitation on Lines of Business), Section 4.16 (Limitation on Status as Investment Company), Section 4.17

(Future Subsidiary Guarantors) and Section 4.18 (Payment for Consent) of the Indenture (collectively, together with (A) clauses (iii) and (iv) of the first paragraph of Section 5.1 and the second paragraph of Section 5.1 and (B) paragraphs (7) and (8) of Section 6.1 of the Indenture, the “Designated Provisions”) is hereby deleted in its entirety and replaced with “Intentionally Omitted.”  All references to such sections shall also be deleted in their entirety.

SECTION 1.02.  Amendment of Section 5.1.  Each of clauses (iii) and (iv) of the first paragraph of Section 5.1 (Limitation on Merger, Sale or Consolidation of Kerzner International) of the Indenture is hereby deleted in its entirety and replaced with “Intentionally Omitted.”  The second paragraph of Section 5.1 of the Indenture is hereby deleted in its entirety and replaced with “Intentionally Omitted.”

SECTION 1.03.  Amendment of Section 6.1.  Notwithstanding any provision in the Indenture to the contrary, each of paragraphs (7) and (8) of Section 6.1 (Events of Default) of the Indenture is hereby deleted in its entirety and replaced with “Intentionally Omitted.”  All references to such clauses shall also be deleted in their entirety.  Each of paragraph (5) and (6) of the Indenture is hereby amended to delete any and all references to “or any of their Significant Subsidiaries.”

SECTION 1.04.  Deletion of Certain Definitions.  Notwithstanding any provision in the Indenture to the contrary, the definition in the Indenture of each capitalized term which occurs only within the Designated Provisions as in effect prior to the execution of this Eighth Supplemental Indenture shall be deleted from the Indenture and shall be of no force or effect.

ARTICLE II

Miscellaneous

SECTION 2.01.  Interpretation.  Upon execution and delivery of this Eighth Supplemental Indenture, the Indenture shall be modified and amended in accordance with this Eighth Supplemental Indenture, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Eighth Supplemental Indenture will control.  The Indenture, as modified and amended by this Eighth Supplemental Indenture, is hereby ratified and confirmed in all respects and shall bind every Holder of Securities.  In case of conflict between the terms and conditions contained in the Securities and those contained in the Indenture, as modified and amended by this Eighth Supplemental Indenture, the provisions of the Indenture, as modified and amended by this Eighth Supplemental Indenture, shall control.

SECTION 2.02.  Conflict with Trust Indenture Act.  If any provision of this Eighth Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this Eighth Supplemental Indenture, the provision of the TIA shall control.  If any provision of this Eighth Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Eighth Supplemental Indenture, as the case may be.

SECTION 2.03.  Severability.  In case any provision in this Eighth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.04.  Terms Defined in the Indenture.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

SECTION 2.05.  Headings.  The Article and Section headings of this Eighth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 2.06.  Benefits of Supplemental Indenture, etc.  Nothing in this Eighth Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Eighth Supplemental Indenture or the Securities.

SECTION 2.07.  Successors.  All agreements of the Issuers and the Guarantors in this Eighth Supplemental Indenture shall bind their successors.  All agreements of the Trustee in this Eighth Supplemental Indenture shall bind its successors.

SECTION 2.08.  Trustee Not Responsible for Recitals.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Eighth Supplemental Indenture or for or in respect of the correctness of the recitals of fact contained herein, all of which recitals are made solely by the Issuers.

SECTION 2.09.  Certain Duties and Responsibilities of the Trustee.  In entering into this Eighth Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

SECTION 2.10.  Governing Law.  This Eighth Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of law.  The Issuers and each Guarantor hereby irrevocably submit to the jurisdiction of any New York State court sitting in the Borough of Manhattan in the City of New York or any Federal court sitting in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Eighth Supplemental Indenture, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts.  The Issuers and each Guarantor irrevocably waive, to the fullest extent they may effectively do so under applicable law, trial by jury and any objection which they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Nothing herein shall affect the right of the Trustee or any securityholder to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Issuers or any Guarantor in any other jurisdiction.

SECTION 2.11.  Duplicate Originals.  All parties may sign any number of copies or counterparts of this Eighth Supplemental Indenture.  Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.

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IN WITNESS WHEREOF, each party hereto has caused this Eighth Supplemental Indenture to be signed by its officer thereunto duly authorized as of the date first written above.

KERZNER INTERNATIONAL LIMITED,

by	/s/	John R. Allison
	Name:	John R. Allison
	Title:	Executive Vice President and Chief
Financial Officer

by	/s/	William C. Murtha
	Name:	William C. Murtha
	Title:	Authorized Signatory

KERZNER INTERNATIONAL NORTH AMERICA, INC.,

by	/s/	John R. Allison
	Name:	John R. Allison
	Title:	Chief Executive Officer

by	/s/	William C. Murtha
	Name:	William C. Murtha
	Title:	Senior Vice President and Corporate
Counsel

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

by	/s/	Craig A. Kaye
	Name:	Craig A. Kaye
	Title:	Assistant Vice-President